Aames Financial Corporation
Press Release

Contact:
Ronald J. Nicolas, Jr.
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION REPORTS THIRD QUARTER RESULTS

Valuation adjustment to residual interests created in 1994 to 1999 cited for $33.2 million net loss;
Growing loan production, improving loan sale prices, and expense reductions contribute to positive core operating results.

Los Angeles, California, May 11, 2001 - Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, today reported results of operations for the three and nine months ended March 31, 2001, announcing a net loss of $33.2 million and $31.5 million, respectively, compared to a net loss of $61.5 million and $108.4 million, respectively, during the comparable three and nine month periods in 2000. Included in the results for the three and nine months ended March 31, 2001 was a $33.6 million write-down of the Company's residual assets created in the Company's 1994 to 1999 vintage securitization trusts compared to write-downs of the Company's residual interests and mortgage servicing rights of $47.3 million and $82.5 million, respectively, for the three and nine months ended March 31, 2000.

Excluding the write-downs, the Company posted its third consecutive quarterly operating profit, earning $0.4 million for the three months ended March 31, 2001, an increase of $14.6 million over the $14.2 million net operating loss reported during the same period a year ago. Operating profit during the nine months ended March 31, 2001 increased $28.0 million to $2.1 million, from a $25.9 million net operating loss during the comparable nine month period a year ago.

In making the announcement, A. Jay Meyerson, Chief Executive Officer of Aames, stated, "I continue to be encouraged by the Company's core operating performance during the quarter. The Company's positive core operating results during the three and nine months ended March 31, 2001 reflect credit quality improvement, balanced loan disposition strategies and reduced noninterest expense throughout the organization and indicate management's continued progress on executing the Company's turnaround plan."

Meyerson continued, "Mortgage loans originated through former bulk correspondent purchases and lower credit grade broker loan programs discontinued long ago continue to create credit losses in our older securitization trusts. The Company continues to strengthen its loan servicing operations, enhancing its early intervention and collection efforts, increasing its loss mitigation, and more aggressively liquidating problem loans to address these difficult legacy assets. The March 2001 adjustment reflects management's commitment to address legacy issues affecting the residual interests and to take appropriate measures to adjust the Company's balance sheet."

After the required accrual for the dividends relating to outstanding shares of convertible preferred stock of $3.3 million and $9.7 million, for the three and nine months ended March 31, 2001, respectively, the net loss to common stockholders was $36.5 million and $41.2 million, respectively. In comparison, the net loss to common stockholders was $63.6 million and $114.1 million during the three and nine months ended March 31, 2000, respectively, after the required accrual for the convertible preferred stock dividend of $2.2 million and $5.7 million, respectively. Net loss per common share was $5.88 and $6.64 for the three and nine months ended March 31, 2001, respectively, compared to a net loss per common share of $10.25 and $18.38 during the comparable three and nine month periods in 2000, respectively.

Discussions with Revolving Warehouse and Repurchase Facility Lenders

All of the Company's revolving warehouse and repurchase facilities contain provisions requiring the Company to meet certain periodic financial covenants, including among other things, minimum liquidity, stockholders' equity, leverage and net income levels. Due to the net loss for the March 2001 quarter, the Company failed to meet certain existing financial covenants under its committed revolving warehouse and repurchase agreements at March 31, 2001 and April 30, 2001 and does not expect to meet those covenants at May 31, 2001. The Company is in discussions with its warehouse lenders to amend the existing financial covenants contained in the agreements.

Meyerson said, "We believe that the continued positive core operating results reported over the last three quarters are indicative of the Company's success in repositioning its operating platform and origination process for profitability and growth. While no assurance can be given, we are optimistic that financial covenant amendments will be obtained which are mutually satisfactory to the Company and our warehouse lenders."

Summary of Financial Results

Total revenues increased by $20.7 million for the March 2001 quarter compared to the March 2000 quarter.

Total revenues for the three and nine months ended March 31, 2001 were $18.7 million and $135.6 million, respectively, compared to $(2.0) million and $71.9 million, respectively, during the comparable periods a year ago. Excluding the $33.6 million and $47.3 million residual interest write-downs during the three months ended March 31, 2001 and 2000, respectively, total revenues increased $7.0 million to $52.3 million during the March 2001 quarter from total revenues of $45.3 million during the same period a year ago. The $7.0 million increase in total revenue during the three months ended March 31, 2001 over the same period a year ago resulted primarily from increases of $8.4 million and $3.5 million in gain on sale of loans and origination fees, respectively, partially offset by decreases of $1.0 million and $4.0 million in loan servicing and interest income, respectively.

Excluding the $33.6 million write-down and the $82.5 million write-down during the nine months ended March 31, 2001 and 2000, respectively, total revenues increased $14.8 to $169.2 million during the nine months ended March 31, 2001 from $154.4 million of total revenues during the comparable period in 2000. The $14.8 million increase in total revenue during the nine months ended March 31, 2001 over the comparable nine month period in 2000 resulted primarily from increases of $15.7 million and $6.6 million in gain on sale of loans and origination fees, partially offset by decreases of $0.6 million and $6.7 million in loan servicing and interest income, respectively.

Total expenses decreased by $7.9 million for the March 2001 quarter compared to the March 2000 quarter.

Total expenses declined $7.9 million and $12.1 million to $51.0 million and $165.7 million during the three and nine months ended March 31, 2001, respectively, from $58.9 million and $177.8 million during the three and nine months ended March 31, 2000, respectively. The $7.9 million decline in total expenses during the three months ended March 31, 2001 from amounts reported during the comparable three month period a year ago was attributable to decreases of $2.2 million, $1.2 million, $2.7 million and $1.8 million in compensation, production, general and administrative and interest expense, respectively. The $12.1 million decline in total expenses during the nine months ended March 31, 2001 from the comparable nine month period a year ago is primarily due to decreases of $7.7 million and $7.8 million in production and general administrative expenses, respectively, partially offset by increases of $3.1 million and $0.4 million in compensation and interest expense, respectively.

Meyerson said, "The improvements in our efficiency ratios are reflective of disciplined expense management in all areas of the Company and mortgage loan production process improvements. We expect further expense reductions in occupancy expenses through the sublease of two executive floors at the Company's Los Angeles headquarters."

Loan production increased by $108 million for the quarter compared to the March 2000 quarter.

During the three months ended March 31, 2001 the Company's total loan production was $554.7 million, an increase of $108.0 million, or 24.2%, from the $446.7 million of total loan production reported during the comparable three month period a year ago. During the nine months ended March 31, 2001, the Company's total loan production increased $122.4 million to $1.67 billion from $1.55 billion during the comparable nine month period in 2000.

Included in the Company's core retail and broker production during the three and nine months ended March 31, 2001 is $23.2 million and $103.6 million, respectively, of loans originated from the Internet, through affiliations with certain lending sites and from other telemarketing sources, which compared to $14.1 million and $20.2 million of such production during the three and nine months ended March 31, 2000. Meyerson stated, "We are pleased with the increases in our loan production and continue to view the Internet as an important vehicle for growth in future loan production."

Loans securitized and sold.

During the three months ended March 31, 2001, the Company securitized and sold mortgage loans totaling $512.3 million an increase of $77.4 million, or 17.8%, over the $434.9 million of total loan dispositions during the three months ended March 31, 2000. During the three months ended March 31, 2001, the Company utilized a combination of securitizations and whole loan sales as its loan disposition strategy, securitizing $150.0 million of mortgage loans and selling $362.3 million of mortgage loans in whole loan sales. The Company relied solely on whole loan sales during the three months ended March 31, 2000

During the nine months ended March 31, 2001, the Company sold a total of $1.8 billion of loans, an increase of $84.9 million over the $1.7 billion in total loan sales during the nine months ended March 31, 2000. During the nine months ended March 31, 2001, the Company securitized and sold $1.1 billion of mortgage loans which represented an increase of $277.9 million, or 34.6%, over the $803.6 million of loans sold through securitizations during the comparable nine month period a year ago. During the nine months ended March 31, 2001, the Company was less reliant on whole loan sales for cash when compared to the mix in loan dispositions during the same nine month period a year ago. Accordingly, whole loan sales for cash declined by $193.0 million to $719.1 million during the nine months ended March 31, 2001 from $912.1 million during the nine months ended March 31, 2000.

The residual interests created in the $1.1 billion of securitizations consummated during the nine months ended March 31, 2001 were sold for cash to an affiliate of the Company's largest stockholder under its Residual Forward Sale Agreement. In addition, the Company sold for cash the mortgage servicing rights and the rights to the prepayment penalties on the underlying mortgage loans in the securitizations to an unrelated, third party.

Loan servicing.

At March 31, 2001, December 31, 2000 and June 30, 2000 the Company's servicing portfolio was $2.8 billion, $3.1 billion and $3.6 billion, respectively, of which $2.6 billion, $2.9 billion, and $3.3 billion, respectively, or 92.9%, 93.1% and 92.6%, respectively, was serviced in-house. The Company's servicing portfolio at March 31, 2001 includes approximately $304.6 million of loans subserviced for others on an interim basis pending transfer to purchasers of loans or their designated servicers. The Company's servicing portfolio was $3.7 billion at March 31, 2000, of which $3.4 billion, or 91.9%, was serviced in-house.

Aames Financial Corporation is a leading home equity lender, and at March 31, 2001 operated 99 retail Aames Home Loan offices and 5 regional wholesale loan centers nationwide.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000 and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables Follow
AAMES FINANCIAL CORPORATION and SUBSIDIARIES Financial tables (In thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS	March 31, 2001 (Unaudited)	June 30, 2000 (Audited)

Cash and cash equivalents	$ 30,571	$ 10,179
Loans held for sale, at lower of cost or market	272,302	398,921
Accounts receivable	62,990	52,713
Residual interests, at estimated fair value	245,205	290,956
Mortgage servicing rights, net	7,740	12,346
Other assets	_____24,982	_____25,249
Total assets	$ 643,790 =========	$ 790,364 =========

Borrowings	$ 269,720	$ 275,470
Revolving warehouse and repurchase facilities	250,284	375,015
Other liabilities	______74,690	_____65,401
	594,694	715,886
Stockholders' equity	______49,096	_____74,478
Total liabilities and stockholders' equity	$ 643,790 ==========	$ 790,364 ==========

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,

Revenue:
Gain on sale of loans	$ 17,476	$ 9,053	$ 56,106	$ 40,403
Write-down of residual interests and
mortgage servicing rights	(33,600)	(47,300)	(33,600)	(82,490)
Origination fees	11,207	7,671	35,953	29,428
Loan servicing	3,008	3,958	11,524	12,134
Interest	20,623	24,627	65,657	72,387
Total revenue, including write-down of
residual interests and mortgage servicing	___________	___________	___________	___________
rights	______18,714	_____ (1,991)	_____135,640	______71,862

Expenses:
Compensation	23,681	25,922	74,457	71,404
Production	4,630	5,805	13,698	21,420
General and administrative	11,516	14,204	37,743	45,506
Interest	______11,204	______13,010	______39,794	______39,444
	______51,031	______58,941	_____165,692	_____177,774
Loss before income taxes	(32,317)	(60,932)	(30,052)	(105,912)
Provision for income taxes	_________899	_________533	_______1,460	_______2,458
Net loss	$ (33,216) ===========	$ (61,465) ===========	$ (31,512) ==========	$ (108,370) ==========

Net loss per common share:
Basic	(5.88)	(10.25)	(6.64)	(18.38)
Diluted	(5.88)	(10.25)	(6.64)	(18.38)

Weighted average number of common shares:
Basic	6,211 =========	6,210 =========	6,211 =========	6,199 =========
Diluted	6,211 =========	6,210 =========	6,211 =========	6,199 =========

AAMES FINANCIAL CORPORATION and SUBSIDIARIES Supplemental Information (In thousands)

ORIGINATION VOLUMES:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2001	2000	2001	2000

Broker:
Broker network	$ 230,884	$ 255,750	$ 776,439	$ 953,288
Internet and telemarketing	_________6,539	________5,823	_______41,934	_________5,823
Total broker	_______237,423	______261,573	______818,373	_______959,111
Retail:
Branch network	297,165	171,492	783,161	547,182
Internet	________16,700	________8,300	_______61,700	________14,400
Total retail	_______313,865	______179,792	______844,861	_______561,582
Core broker and retail	551,288	441,365	1,663,234	1,520,693
Correspondent	_________3,410	________5,355	_______10,234	________30,403
Total origination	$ 554,698 ==========	$ 446,720 ==========	$ 1,673,468 ==========	$ 1,551,096 ==========

SECURITIZATIONS AND WHOLE LOAN SALES:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2001	2000	2001	2000

Loans pooled and sold in securitizations	$ 150,000	$ -	$ 1,081,457	$ 803,557
Whole loan sales	_______362,253	______434,854	_______719,050	_______912,072
	$ 512,253 ============	$ 434,854 ===========	$ 1,800,507 ============	$ 1,715,629 ============

LOAN SERVICING:

	March 31,		December 31,	June 30,
	2001 (1)	2000 (2)	2000 (3)	2000 (4)

Servicing portfolio	$ 2,846,000	$ 3,684,000	$ 3,128,000	$ 3,560,000
Serviced in-house	2,645,000	3,386,000	2,912,000	3,296,000
Percentage serviced in-house	92.9%	91.9%	93.1%	92.6%

(1)	Includes $304.6 million of loans subserviced for others by the Company on an interim basis, and $201.1 million of loans subserviced by others.
(2)	Includes $139.1 million of loans subserviced for others by the Company on an interim basis, and $297.5 million of loans subserviced by others
(3)	Includes $488.5 million of loans subserviced for others by the Company on an interim basis, and $216.0 million of loans subserviced by others
(4)	Includes $280.2 million of loans subserviced for others by the Company on an interim basis, and $265.4 million of loans subserviced by others.